Exhibit 7.2 - Pro forma Financial Information

                                              (in thousands, except shares)

                                                                                       Unaudited        Unaudited
                               Transit    Carolina    Service     Capitol    Carroll   Pro Forma        Pro Forma
                             Group, Inc.   Pacific    Express    Warehouse   Fulmer   Adjustments        Combined


 Current assets              $       284   $    973   $    792   $   1,668  $ 10,033                     $  13,750
 Property and equipment                4      1,787      1,243      12,896     3,842   $     6,460 (b)      26,232
 Goodwill                                                                         23        33,725 (c)      33,748
 Other noncurrent assets           6,764          -          -          68     1,523                         8,355
                             -----------   --------   --------   ---------  --------   -----------       ---------
 Total assets                $     7,052   $  2,760   $  2,035   $  14,632  $ 15,421   $    40,185       $  82,085
                             ===========   ========   ========   =========  ========   ===========       =========

 Current debt                $         -   $    711   $    516   $   3,734  $  5,207   $     2,759 (b)   $  12,927
 Other current liabilities        12,887        407        152       1,900     5,182                        20,528
 Long-term debt                        -      1,441        417       7,549     2,691         9,264 (b)      21,890
                                                                                               528 (b)
                             -----------   --------   --------   ---------  --------   -----------       ---------
 Total liabilities                12,887      2,559      1,085      13,183    13,080        12,551          55,345
                             -----------   --------   --------   ---------  --------   -----------       ---------

 Stockholders' equity
    (deficit)                     (5,835)       201        950       1,449     2,341        44,436 (c)      26,740
                             -----------   --------   --------   ---------  --------   -----------       ---------
 Total liabilities &
    stockholders equity      $     7,052   $  2,760   $  2,035   $  14,632  $ 15,421   $    27,634       $  82,085
                             ===========   ========   ========   =========  ========   ===========       =========


                                                             For the six months ended June 30, 1997
                             -------------------------------------------------------------------------------------
                                                                    (in thousands, except shares)
                                                                                       Unaudited        Unaudited
                               Transit    Carolina    Service     Capitol    Carroll   Pro Forma        Pro Forma
                             Group, Inc.   Pacific    Express    Warehouse   Fulmer   Adjustments        Combined

 Revenues                    $         -   $  4,722   $  2,288   $   9,628  $ 34,645   $     1,500  (b)  $  52,783
                             -----------   --------   --------   ---------  --------   -----------       ---------
 Expenses
   Salaries and wages expense          -      1,780        674       2,667     4,654          (250) (d)     11,451
                                                                                             1,926  (b)
   Operating expense                   -      2,298        429       4,992    28,038        (1,281) (b)     34,476
   Depreciation and amortization       -        255        266       1,256       251           353  (e)      3,283
                                                                                               836  (c)
   General and administration                                                                   66  (b)
      expense                        268         43        148          32     1,175          (108)          1,558
   Interest expense                    -         68         45         517       386           388  (f)      1,404
   Other expense                       -        518        596        (244)      (58)         (500)            312

    Total expenses                   268      4,962      2,158       9,220    34,446         1,156          52,210
                             -----------   --------   --------   ---------  --------   -----------       ---------
    Operating income (loss)         (268)      (240)       130         408       199           344             573
 Provision for income taxes            -         45        (62)       (190)      (97)          299              (5)
                             -----------   --------   --------   ---------  --------   -----------       ---------
 Income (loss) before
  discontinued operations           (268)      (195)        68         218       102           643             568

 Discontinued operations         (13,570)         -          -           -         -             -         (13,570)
                             -----------   --------   --------   ---------  --------   -----------       ---------
 Net income (loss)           $   (13,838)  $   (195)  $     68   $     218  $    102   $       643       $ (13,002)
                             ===========   ========   ========   =========  ========   ===========       =========
 Loss per common share:
   Continuing operations     $     (0.13)                                                                $    0.01
   Discontinued operations         (2.77)                                                                    (0.95)
                             -----------                                                                 ---------
    Total                    $     (2.90)                                                                $   (0.94)
                             ===========                                                                  =========
 Weighted average number
    of shares                  4,909,528                                                                 14,186,037
                             ===========                                                                 ==========

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
                                                       For the twelve months ended December 31, 1996
                             --------------------------------------------------------------------------------------
                                                                    (in thousands, except shares)

                                                                                       Unaudited        Unaudited
                               Transit    Carolina    Service     Capitol    Carroll   Pro Forma        Pro Forma
                             Group, Inc.   Pacific    Express    Warehouse   Fulmer   Adjustments        Combined

 Revenues                    $    23,404   $ 11,691   $  4,428   $  16,920  $ 69,290   $     3,000  (b)  $ 105,329
                                                                                       $   (23,404) (g)
 Expenses
   Salaries and wages expense     13,377      4,528      1,263       4,661     9,308        (1,016) (d)     22,676
                                                                                             3,932  (b)
                                                                                           (13,377) (g)
   Operating expense               7,126      5,533      1,875       8,705    56,076         4,713  (b)     69,624
                                                                                           (14,404) (g)
   Depreciation and amortization   1,857        957        620       2,512       503           711  (e)      6,559
                                                                                             1,124  (c)
                                                                                               132  (b)
   General and administration                                                               (1,857) (g)
      expense                      5,335         37        711         443     2,351        (4,585) (g)      4,292
   Interest expense                  717        226        114       1,068       772           280  (f)      2,460
                                                                                              (717) (g)
   Other expense                     141        375        (33)       (487)     (116)         (141) (g)       (261)
                             -----------   --------   --------   ---------  --------   -----------       ---------
    Total expenses                28,553     11,656      4,550      16,902    68,894       (25,205)        105,350
                             -----------   --------   --------   ---------  --------   -----------       ---------
    Operating income (loss)       (5,149)        35       (122)         18       396         4,801             (21)
 Provision for income taxes            -       (103)        19         (15)     (195)          294  (h)          -
                             -----------   --------   --------   ---------  --------   -----------       ---------

 Net income (loss)           $    (5,149)  $    (68)  $   (103)  $       3  $    201   $     5,095       $     (21)
                             ===========   ========   ========   =========  ========   ===========       =========

 Loss per common share       $     (1.48)                                                                $   (0.04)
                             ===========                                                                 =========
 Weighted average number
    of shares                  3,758,671                                                                11,202,180
                             ===========                                                                ==========

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS:

(a) On August 29, 1997, Transit Group, Inc. (the "Company") completed the acquisition of Carroll Fulmer Group, Inc.
("Fulmer"). Previously, on July 11, 1997, the Company completed the acquisition of Carolina Pacific Distributors, Inc.
("Carolina"); and, on August 15, 1997, the company completed the acquisitions of Capital Warehouse, Inc. ("Capital") and Service
Express, Inc. ("Service").  Pursuant to the Stock Purchase
Agreements executed at the closings (the "Agreements"), the Company purchased all the outstanding capital stock of Fulmer, Capital, Service and Carolina. The total purchase price of the four companies approximates $35.5 million consisting of $3.7 million in cash, the issuance of 4,166,667 shares of common stock of the Company and $1.9 million of debt to the shareholders of Fulmer, and the issuance of 641,283 shares of common stock of the Company to the shareholder of Capital and 903,226 shares of Company stock to the shareholder of Service and the issuance of 1,733,000 shares of common stock of the Company to the shareholders of Carolina, and the assumption of approximately $0.6 million of debt. The Company's and Service's financial statements are prepared on a calendar year-end basis while Fulmer used a fiscal year ended May 31, 1997 and Capital used a fiscal year ended February 29, 1997 and Carolina used a fiscal year ended September 30, 1996. Accordingly, the accompanying unaudited pro forma combined financial statements combine the December 31, 1996 and June 30, 1997 financial statements of the Company and Service, and the May 31, 1997 and August 31, 1997 financial statements of Fulmer, and the February 29, 1997 and August 31, 1997 financial statements of Capital, and the September 30, 1996 and June 30, 1997 financial statements of Carolina, respectively. Such financial information is intended to reflect the combined financial position and results of operations as of each of the periods presented and is not necessarily indicative of future combined financial position or results of operations.

(b) To reflect the purchase by the Company of certain additional productive assets from an affiliate of Carolina and the assumption of related borrowings, and the capital lease by the Company of additional productive assets from affiliates of Fulmer.

(c) To reflect the APB 16 purchase accounting adjustments including the financing of $3.5 million in cash paid at closing, the issuance of 7,444,176 shares at fair market value of the Company's common stock to the shareholders of Fulmer, Capital, Service and Carolina, notes payable of $2.5 million, and expenses associated with the acquisitions. In connection with the acquisitions, goodwill of approximately $33.7 million was recorded. Such goodwill will be amortized over a 30-year period.

(d) To reflect certain adjustments to salaries and employee benefits expense resulting from the acquisition of Carolina.

(e) To eliminate the depreciation expense associated with certain assets not acquired in the purchases of Carolina.

(f) To reflect interest expense associated with new borrowings acquired in connection with the acquisition at an average annual interest rate of 8%.

(g) To eliminate the discontinued parcel delivery and courier operations at Transit Group, Inc.

(h) To reflect the utilization of the Company's net operating loss carryforwards to offset Fulmer, Capital, Service and Carolina taxable income.